Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces Closing of $9.0 Million Public Offering

NEW YORK, November 20, 2019 (GLOBE NEWSWIRE) – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company),  clinical-stage biopharmaceutical company, announced the closing of its previously announced underwritten public offering with total gross proceeds of approximately $9,000,000 before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The securities sold by the Company consist of (i) 547,420 Class A Units, each Class A Unit consisting of one share of common stock, par value $0.001 per share (the “Common Stock”), one Warrant (“Warrants”) to purchase one share of common stock and one-half of a Common Stock Purchase Warrant (“Common Stock Purchase Warrants”) to purchase one share of common stock at a price of $1.94 per Class A Unit and (ii) 7,938 Class B Units, each consisting of one share of Series A Preferred Stock (the “Preferred Stock”) with a stated value of $1,000 per share and convertible into 515.4639 shares of common stock together with Warrants to purchase 515.4639 shares of common stock and Common Stock Purchase Warrants to purchase 257.73195 shares of common stock at a combined price of $1,000 per Class B Unit. The aggregate number of shares of Common Stock issued pursuant to the Class A Units and issuable upon conversion of all of the Series A Convertible Preferred Stock is 4,639,172. The aggregate number of Warrants issued in the offering is 4,639,172. The aggregate number of Common Stock Purchase Warrants issued in the offering is 2,319,586, which are exercisable into an aggregate of 2,319,586 shares of common stock. The Warrants will have an exercise price of $1.94 per share, will be immediately exercisable and will expire five years from the date of issuance. The Common Stock Purchase Warrants will have an exercise price of $1.94 per share, will be immediately exercisable and will expire one year from the date of issuance. The Common Stock Purchase Warrants also provide that during the period of time between (i) the date that is the earlier of 30 days after issuance and the date by which an aggregate of $9.0 million of securities of the Company are traded and (ii) the date that is 12 months after issuance, each Common Stock Purchase Warrant may be exercised, at the option of the holder, on a cashless basis for one share of common stock.

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

The offering was made pursuant to an effective registration statement on Form S-1 (No. 333-234263) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on November 14, 2019. A final prospectus relating to the offering was filed with the SEC on November 18, 2019 and is available on the SEC’s website located at http://www.sec.gov. Electronic copies of the preliminary prospectus and the final prospectus may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat psychiatric, pain and addiction conditions. Tonix’s lead product candidate, TNX-102 SL*, is in development for posttraumatic stress disorder (PTSD), fibromyalgia, agitation in Alzheimer’s disease and alcohol use disorder (AUD).  TNX-102 SL is in Phase 3 development as a bedtime treatment for PTSD (trade name Tonmya**) and fibromyalgia.  The Phase 3 RECOVERY trial (P302) in PTSD is currently enrolling and results from an interim analysis are expected in the first quarter of 2020 and topline data are expected in the second quarter of 2020 if the sample size remains the same.  The Company is planning the Phase 3 RELIEF trial (F304) in fibromyalgia.   The agitation in Alzheimer’s disease program is Phase 2 ready and the development for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix is advancing two other PTSD therapeutic programs in the pre-IND stage, with different mechanisms than TNX-102 SL and designed for daytime dosing: TNX-601 (tianeptine oxalate) and TNX-1600 (a triple reuptake inhibitor). TNX-601 is in clinical formulation testing outside of the U.S and is expected to be IND-ready in 2020.  Tonix has two programs for treating addiction conditions: TNX-1300*** (double-mutant cocaine esterase) is in Phase 2 development for the treatment of cocaine intoxication and TNX-102 SL is in pre-IND development for AUD. Tonix’s preclinical pipeline includes TNX-1500 (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions, and TNX-1700 (rTFF2), a biologic being developed to treat gastric and pancreatic cancers.  Finally, TNX-801 (live virus vaccine for percutaneous [scarification] administration) to potentially prevent smallpox and TNX-701 (undisclosed small molecule) to prevent radiation effects are being advanced as medical countermeasures to improve biodefense.

* TNX-102 SL (cyclobenzaprine HCl sublingual tablets) is an investigational new drug and has not been approved for any indication.

** Tonmya has been conditionally accepted by the U.S. Food and Drug Administration (FDA) as the proposed trade name for TNX-102 SL for the treatment of PTSD.

***TNX-1300 (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution) is an investigational new biologic and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, and periodic reports on Form 10-Q filed with the SEC on or after the date thereof. Tonix does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505